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                                                                    EXHIBIT 11.1

                                      PIXAR

                STATEMENT OF COMPUTATIONS OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                Three Months Ended
                                                                     March 31,
                                                                 1997        1996
                                                              ---------    --------
Weighted average number of shares outstanding:                   39,570      38,286
Number of common and common equivalent shares
   issued in accordance with
   Staff Accounting Bulletin No. 83                                  --       8,765
Common stock equivalents                                          7,630          --
                                                              ---------    --------

Total shares used in computing net income (loss) per share       47,200      47,051
                                                              =========    ========

Net income from continuing operations                         $   5,225    $  6,507
                                                              =========    ========

Net income per share from continuing operations               $    0.11    $   0.14
                                                              =========    ========

Net loss from discontinued operations                         $     (77)   $   (228)
                                                              =========    ========

Net loss per share from discontinued operations               $     (--)   $   (.01)
                                                              =========    ========

Net income                                                    $   5,148    $  6,279
                                                              =========    ========

Net income per share                                          $    0.11    $   0.13
                                                              =========    ========